NationsBank                                                      News Release

  FOR IMMEDIATE RELEASE

  JAN. 22, 1997 -- NationsBank Corporation announced an agreement today for the underwritten public offering of $500 million in capital securities.

  The issue is part of a shelf registration for preferred securities declared effective by the Securities and Exchange Commission.

  The annual distribution rate of LIBOR plus 55 basis points will be paid quarterly on Jan. 15, April 15, June 15 and Oct. 15 of each year. The offering will be sold through joint lead managers NationsBanc Capital Markets, Inc., Bear, Stearns & Co. Inc. and Lehman Brothers. Co-lead managers include CS First Boston, J.P. Morgan Securities Inc., Prudential Securities Inc., Salomon Brothers Inc and UBS Securities Inc. Closing is scheduled for Feb. 3.

  Proceeds from the transaction will be used for general corporate purposes.

  Following its Jan. 7, 1997, merger with Boatmen's Bancshares Inc., NationsBank has primary retail and commercial banking operations in 16 states and the District of Columbia. On a pro forma combined basis, NationsBank had total assets of approximately $227 billion at year-end 1996.

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  Media contact:   Martha Larsh    704 388-4379